EXHIBIT 21.1



                              LIST OF SUBSIDIARIES


                  The following is a list of subsidiaries that are directly or indirectly owned by the Company as of March 31, 1997 (unless otherwise indicated, the subsidiaries are 100% beneficially owned by the Company):

Kelly Paper Company
BT Office Products International Holdings, Inc.
BT OPE Holdings, Inc.
BT Office Products Europe BV
BT Office Products Europe CV
UK Bel BV
BT Office Products Nederland BV
Veenman Kantoormachines BV
Veenman Office Management BV
Direct Dealer Services BV
Repro Copiers Netherlands BV
Kuipers Centrum voor Kantoorefficiency  BV
Copygraphic  Plc
BT Office Products Deutschland  Verwaltungs  mbH
BT Office  Products  Vertriebs  GmbH & Co KG (99%)
Burosysteme  Roth Essen Beteiligungs GmbH
Keller Buromatic GmbH
Buroeinrichtungshaus  Roth GmbH
BT Office Products  Deutschland GmbH
Burosysteme Roth Essen GmbH & Co. KG
Bierbrauer + Nagel KG
Bierbrauer + Nagel GmbH
Classic Office  Products GmbH & Co. KG
Albert Martz GmbH
Albert Martz GmbH & Co KG (99%)
Glocker GmbH
Gesellschaft fur Mal und Zeichenbedarf GmbH
Classic Office Products GmbH
Hartmann  GmbH
BVZ GmbH & Co KG  (99%)
Nett + Wurth  GmbH
GWP KG (1%)
BT Office Products  Sweden  AB
Vinborgen i Boras  AB
AB JF  Bjorsell
Konlev AB
Bjorsells  JUSTNU-tryck  AB
Bjorsells  Kontorsvaruhus  i Kalmar AB
Ake Wengbrand Kontorsmaskiner AB
Bjorsells  Kontorsvaruhus i AB Visby
Helsingborgs Kontorsvaruhus AB (42.5%)
Bjorsells Polska Ltd (51%)




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